Exhibit 10.4

THIS MINERAL PROPERTY OPTION AGREEMENT (the “Agreement”) is dated and made for reference effective as of the 28th day of April, 2010 (the “Effective Date”).

Between:

Martin Garo                                                      as to a 1/4 of 100% interest
4495 East Campbell Court
Gilbert, Arizona
85234  USA

Mark See                                                           as to a 1/4 of 100% interest
P.O. Box 723
Big Horn, Wyoming
82833  USA

Randy Lange                                                      as to a 1/4 of 100% interest
2160 Pueblo Circle
Las Vegas,  Nevada
89169  USA

David A. Hite                                                      as to a 1/4 of 100% interest
3896 Ruskin Street
Las Vegas, Nevada
89147   USA
OF THE FIRST PART

The aforementioned are referred to herein as the Individuals and collectively referred to as the “Optionor.”  All consideration to be paid to the Optionor under this Agreement shall be made to the Individuals in proportion to their respective interests.

AND:

Silver America, Inc.
A Company having an office at
10775 Double R Boulevard
Reno, Nevada
89521
Tel: 775-682-3413
Fax: 775-996-8200
 (the “Company”)

OF THE SECOND PART
The Optionor and the Company are each referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, the Company, having an interest in the mining claims owned by the Optionor consisting of 12 mining claims and a mill site claim containing approximately 245 acres as filed with the Bureau of Land Management of the United States of America (the “BLM”), located in Clark County, in the State of Nevada, USA which claims are more particularly described in Exhibit A (the “Property”), attached hereto; and

WHEREAS, pursuant to the terms as outlined in that certain letter agreement between the Parties, dated February 22, 2010 (the “Letter Agreement”), the Optionor wishes to grant to the Company an option to purchase a seventy-two per cent (72.0%) interest in and to the Property, and the Company wishes to option on the same terms and subject to the conditions as more particularly set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and representations and subject to the conditions herein, the parties hereto agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party represents and warrants to the other party hereto that:

A. Authority.

  Each Party has full power and authority to enter into this Agreement and any agreement referred to or contemplated by this Agreement.

B. No Conflicts.

  Neither the execution and delivery of this Agreement nor any of the agreements contemplated hereby, or the consummation of the transactions hereby contemplated, conflict with, or result in the breach of, or accelerate the performance required by any agreement to which it is a party, or result in the creation of any encumbrance under the provisions of any other indenture, agreement or other instrument to which the Party is a party or by which it is bound or to which it may be subject.

C. Diligence.

  Each Party will diligently and in good faith perform the duties and obligations set forth in this Agreement.  In the event a Party conducts or supervises mining exploration, development or other activities on or related to the Property, it shall conduct or supervise the same in a careful, diligent, efficient and professional manner, shall file all eligible expenditures for assessment work with the appropriate mining claim recorder, shall obtain any and all necessary permits and approvals from the appropriate governmental agencies, and shall keep the Property in good standing.

2.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

 The Optionor, and each of them, represents and warrants to the Company that:

A. Ownership.

  It is the legal and beneficial owner of all of the mineral interests comprising its respective interest in the Property, free and clear of all liens, charges and claims of others and, except as disclosed herein, no taxes or rentals are due with respect to the property, the Optionor has free and unimpeded right of access to the Property subject to government approvals, and the Optionor has use of the Property surface for the purposes described herein as deemed by the 1872 Mining Law of the United States of America.

B. Interests Recorded.

  The mineral interests comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is located, and the Property is in good standing with the Bureau of Land Management of the United States of America and Clark County, Nevada, USA as of the Effective Date.

C. No Adverse Claims.

  To the best of the Optionor’s knowledge, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral interest comprising the Property or which may impede development, nor to the knowledge of the Optionor is there any basis for any potential claim or challenge and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no persons have any royalty, net profits or other interests whatsoever in production from any of the mineral interest comprising the Property.

D. No Restrictions.

  To the best of the Optionor’s knowledge, there are no restrictions on the exploitation of minerals on the Property except as required by the BLM and/or the Mining Laws of the United States of America or the State of Nevada.

E.           No Violation.  To the best of the Optionor’s knowledge, the conditions existing on or with respect to the Property and Optionor’s ownership and operation of the Property are not in violation of any applicable laws, rules or regulations (including without limitation any environmental laws) nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property.

F.           No Environmental Damage.  To the best of the Optionor’s knowledge, there have been no past violations by Optionor or to Optionor’s knowledge, by any of its predecessors in title, of any environmental laws or other laws or regulations affecting or pertaining to the Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property (“Environmental Damage”).

3.	GRANT OF OPTION

A. Grant of Option.

  The Optionor hereby grants to the Company the sole and exclusive right and option to acquire an undivided seventy-two per cent (72%) legal and beneficial interest in and to the Property free and clear of all liens, charges, and claims of others (the “Option”).

B. Option Deadline.

  The Option must be exercised on or before April 30, 2012 (the “Option Deadline”).

C. Option Period.

  The period of time beginning with the Effective Date and ending with the Option Deadline is referred to herein as the “Option Period.”

D. Exercise of Option.  Upon the Company’s satisfaction of the Conditions of Exercise, as defined and set forth in Section 4 below, the Company may, at its sole and absolute discretion, exercise the Option by providing notice to the Optionor prior to the Option Deadline of its intent to exercise the Option (the “Exercise Notice”).  Upon delivery of the Exercise Notice after satisfaction of the Conditions of Exercise, the Optionor shall be deemed to have transferred to the Company an undivided seventy-two percent (72%) interest in the Property, such transfer to take effect in accordance with Section 5 below.

4.	CONDITIONS OF EXERCISE

Exercise of Option.  The Company may exercise the Option to acquire an undivided seventy-two per cent (72%) legal and beneficial interest in and to the Property free and clear of all liens, charges, and claims of others by satisfying the conditions set forth in this section 4 (the “Conditions of Exercise”).

A. Cash Payments.

  During the Option Period, the Company shall make cash payments to the Optionor totaling Two Hundred Seventy-Two Thousand Dollars ($272,000) according to the following schedule:

(1)	$60,000 as a non-refundable fee paid upon execution and acceptance of the Letter Agreement (as previously paid);

(2)	$12,000 fee for staking those certain claims upon acceptance of the Acquisition of Keeno Strike Silver Project in Clark County, Nevada agreement dated February 22, 2010;

(3)	$100,000 on or before April 30, 2010; and

(4)	$100,000 on or before June 30, 2010.

B. Work Commitment.

(1)           During the Option Period, the Company shall incur or fund a minimum of Seven Hundred Fifty Thousand Dollars ($750,000) or, at the Company’s sole discretion, up to One Million Dollars ($1,000,000) in Work Commitment, as the term is defined below, according to the following schedule:

(i)           $400,000 on or before April 30, 2011;

(ii)          An additional $350,000 on or before April 30, 2012; and

(iii)         At the Company’s sole and absolute discretion, it may increase the Work Commitment by an additional $250,000, at such time as it deems appropriate, but in no event later than April 30, 2012.  For the avoidance of doubt, the Company need only meet the minimum Work Commitment of $750,000 in order to exercise the Option.

(2)           Vehicle.  The Company will provide an appropriate vehicle to the Optionor for its use during the term of this Agreement.  Such vehicle shall be kept and maintained at the residence of Martin Garo during the term of this Agreement. All costs incurred by the Company related to providing such vehicle will be deemed part of the Work Commitment.

(3)           Work Commitment Definition. The term “Work Commitment” shall be defined herein as the sum of all monies spent in prospecting, exploring, conducting geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands and also includes monies spent in acquiring additional claims or concessions within the Area of Mutual Interest (as defined in Section 10 below), which shall form part of the Property.  Work Commitment shall also include any and all costs related to that certain vehicle to be provided to Optionor pursuant to Section 4(B)(2) above, and any and all tax payments as well as legal costs and fees related to the registration of titles and agreements with the appropriate government agencies.  The Company shall have the sole discretion to manage the Work Commitment.

(4)           Work Commitment Shortfall.  If the Company, by the Option Deadline, has not incurred or funded the total amount of the Work Commitment required under this Section, the Company may pay to the Optionor an amount equal to such shortfall in Work Commitment within thirty (30) days after the Option Deadline.  Any payment so made shall be deemed to be Work Commitment duly and properly incurred within the Option Period for the purposes of the Conditions of Exercise.

(5)           Work Commitment Excess.  If the amount of Work Commitment incurred at any time exceeds the Work Commitment required under the Conditions of Exercise of the period next due to expire, then such excess shall be credited to the following period’s commitment.

C. Issuance of Company Common Stock.

(1)           Issuance.  The Company shall issue the Optionor two million (2,000,000) shares of the Company’s common stock as follows:

(i)           The entire 2,000,000 shares of common stock shall be issued into an escrow account as of the effective date of this Agreement.  Said escrow account shall be under the control of the Company.

The 2,000,000 shares of common stock shall be released to the Optionor as follows:

(a)	500,000 shares on the Effective Date;

(b)           500,000 shares on October 31, 2010;

(c)           500,000 shares on April 30, 2011; and

(d)          500,000 shares on October 31, 2011.

(2)           Conditional Grant of Additional Stock.  If, during the Option Period, the work program provides evidence that there are at least ten million (10,000,000) ounces of indicated silver resources and/or five hundred thousand (500,000) ounces of indicated gold resources on the Property, such estimates to be evidenced by an independent third party report as agreed upon by the Parties the Company shall issue the Optionor three million (3,000,000) additional shares of common stock.

(3)           Restricted Securities.  The Optionor understands that the common stock issued pursuant to this section are characterized as “restricted securities” under the U.S. federal securities laws as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may not be resold without registration under such federal and state securities laws as may be applicable, or pursuant to an available exemption therefrom. Upon the expiry of any hold period placed on any issuance of these securities, the Optionee will use its best efforts to cooperate with and assist the Optionor in the removal of any legend placed on each issuance.

D. Conveyance of Interest Back to Optionor

.  In the event that the Company does not, in its sole and absolute discretion, achieve the exploration results it requires for the purpose of developing the Property, the Company shall provide notice and convey back to the Optionor the Company’s interest in the Property with a minimum of one (1) outstanding year assessment on all claims on or before the Option Deadline.

E. Pro Rata Allocation.  All payments of cash and issuances of shares of Company common stock hereunder, shall be allocated pro rata to each of the individuals comprising the Optionor, in accordance with their respective ownership interest in the Property at the time of any such payment or issuance.

F. Net Smelter Royalty.  Optionor shall retain a Net Smelter Royalty (“NSR”) in the entire area of the claims including any additional claims obtained in the Area of Mutual Interest.  The NSR is more specifically defined in Section 8 below.

5.	TRANSFER OF PROPERTY

Upon the Company’s satisfaction of the Conditions of Exercise, the Optionor shall be deemed to have transferred to the Company an undivided legal and beneficial interest of seventy-two percent (72%) in the Property free and clear of all liens, charges, and claims of others and the Optionor shall deliver to the Company such documentation as may be necessary to record the transfer with the BLM, the State of Nevada, and any other appropriate government agency.  The Optionor will provide any further assistance as may be reasonably required for the Company to perfect its interest in the Property.  Further, upon the Company’s exercise of the Option, the Parties shall enter into such further documentation, including, but not limited to, such joint venture agreement, as may be deemed reasonably necessary or convenient, to document the Company’s and Optionor’s ongoing means of owning and operating the Property as 72% and 28% owners, respectively.

6.	PURCHASE OF THE OPTIONOR’S INTEREST

A.           Right to Purchase Optionor’s Interest.  Upon satisfying the Work Commitment, or at any time thereafter, the Company shall have the right to purchase the Optionor’s twenty-eight percent (28%) carried interest, in the Property from the Optionor as follows:

Following the completion of the Work Commitment, the Optionor and the Company shall mutually agree upon and hire an independent mining engineer or qualified geologist who shall prepare a “Valuation Report” for the Property which includes a fair market price for the Optionor’s interest (the “Market Price”).  Upon receipt of such report, the Optionor may:

(1)	Elect to continue as a twenty-eight percent (28%) carried partner;

(2)	Offer its interest in the Property to the Company at the Market Price. The Company will have 30 days to make a decision whether to acquire said interest or not; or

(3)
If the Company chooses not to acquire the Optionor interest in the Property, the Optionor may offer its interest in the Property to a third party on the basis that the 28% interest becomes a joint venture partner interest.

7.           OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIOD

A.           Memorandum of Agreement. Within one (1) month of the Effective Date, the Company shall record a Memorandum of Agreement, which shall record the Parties’ interests with respect to the Property with the appropriate mining recorder.

B.   Additional Memoranda.  Within one (1) month of the acquisition of any interest in the Area of Mutual Interest, as the term is defined below, by either Party, the acquiring Party shall record the Parties’ interests with respect to the Property with the appropriate mining recorder.  If an interest in the Area of Mutual Interest is acquired pursuant to a joint bid, the Company shall record the Parties’ interests with the appropriate mining recorder.

C.   Third Party Memorandum.  Within one (1) month of the execution of any joint venture agreement, option agreement, or assignment agreement with respect to the Property or this Agreement by either Party with a third party, the Party which executed such agreement shall record the Parties’ interests with respect to the Property with the appropriate mining recorder.

8.           NET SMELTER ROYALTY

The Company agrees to pay to the Optionor a net smelter returns royalty (the “NSR”) as follows:

A.           NSR.  The Optionor shall retain a four percent (4%) NSR (to be allocated pro rata among those individuals comprising the Optionor in accordance with their respective ownership interests) for any and all tonnage mined and delivered to the mill from the Property for any and all minerals. Such 4% NSR shall also apply with respect to any part or parts of any mining claims staked within the Area of Mutual Interest, which shall be included in the NSR subject to sale in accordance with paragraph (B) below.

B.           Purchase of NSR.  The Company shall have the right to purchase up to two percent (2%) of the total NSR from the Optionor for an aggregate purchase price of Twenty Million Dollars ($20,000,000).  The Company may purchase any portion of the two per cent (2%) NSR on a pro-rata basis.

C.           Costs Related to NSR.  If the mineral products are treated by an arm’s length party at a smelter, refinery or mint, or at a smelter, refinery or mint owned, operated or controlled by the Company or an affiliate of it, all expenses relating thereto, including smelting, refining or minting of such products expenses, from the smelter, refinery or mint, as the case may be, the costs or charges at a smelter, refinery, roaster or mint, all expenses relating thereto, including all costs and charges for the treatment tolling, smelting, refining or minting of such mineral products, from the smelter, refiner, roaster or mint, as  the case may be, and the costs associated with mining, milling, concentrating and transportation are excluded from the NSR calculations.  Only the freight costs on the concentrate shipped to a refinery or a smelter may be deducted from the NSR. Optionor has, at its sole discretion, the right to take their respective NSR share in the mineral product produced.

D.   Calculation of NSR.  Net smelter returns shall be calculated by the Company and audited statements shall be provided and sent out to the Optionor each quarter of the year in which the ores or concentrates from the Property and additional staked mining claims, if any, were sold or otherwise deemed disposed of and payment to the Optionor shall be made by certified checks issued quarterly.

9.	RIGHT OF ENTRY

Right of Entry.  During the Option Period, the Company and its agents, employees and independent contractors, shall have the right, with respect of the property, to:

(1)	Enter in, under and upon the Property;

(2)	Have quiet possession of the Property;

(3)	Do such prospecting, exploration, development and or other mining work thereon and there-under as it in its sole discretion may determine advisable;

(4)	Bring upon and erect upon the Property buildings, plant, machinery and equipment as the Company may deem advisable; and

(5)	Remove from the Property and dispose of the ores, minerals and metals for the purpose of obtaining assays or making other tests, or for their sale.

10.	AREA OF MUTUAL INTEREST

A.           Area of Mutual Interest.  The Parties agree that there will be an area of mutual interest encompassing all mining claims and real property within 5.0 kilometer radius of the Property as more particularly described in Exhibit B attached hereto and incorporated herein by reference (the “Area of Mutual Interest”).

B.           Acquisition of Property in the Area of Mutual Interest
.    The Company and the Optionor agree that this 5.0 kilometer area of mutual interest from the current outer claim boundaries, if staked, will become part of and form part of this Agreement and subject to Optionors 28% ownership interest and the 4% NSR. While the Optionor’s interest remains carried, if the Company stakes additional claims within this area of mutual interest, these claims shall be at no cost to the Optionor.  The work commitment as set forth in Section 4.B does not apply to any additional mining claims staked within the area of mutual interest.
11.	TERMINATION

A. Termination.  This Agreement shall terminate if the Company fails to satisfy the Conditions of Exercise set forth in Section 4.

B. Liability.  In the event of the termination of this Agreement, the Company shall not be relieved of any liability related to the exploration and or mining activities conducted on the property and the Company shall comply with all laws and regulations of the State of Nevada relating to rehabilitation of the property.

C. Delivery of Reports.  In the event of the termination of this Agreement, the Company shall deliver at no cost to the Optionor within thirty (30) days of termination, all copies of all reports, maps, assay results and all other relevant technical data compiled by, for or in the possession of the Company with respect to the Property.

D. Discharge of Liens.  In the event of the termination of this Agreement, the Company shall remove or discharge any and liens placed on the Property by the Company, at no cost to the Optionor.

E. Removal of Buildings and Equipment.  Notwithstanding termination, the Company shall have the right, within a period of thirty (30) days following termination, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Company, and any such property not removed within such 30 day period shall thereafter become the property of the Optionor.

12.	ASSIGNMENT

This Agreement may not be assigned without the written consent of the other Party, such consent not to be unreasonably withheld.

13.	CONFIDENTIAL INFORMATION

No information furnished by the Company to the Optionor hereunder with respect to the activities carried out on the Property by the Company, or related to the sale of product derived from the Property, shall be published by the Optionor without the prior written consent of the Company.  The Optionor shall keep all terms of this agreement strictly confidential except as required by statute.

14.	GENERAL

A. Notice.  Any notice or report required or permitted by this Agreement shall be deemed given if delivered personally or if sent by either party to the other by certified or registered first class mail, return receipt requested and postage prepaid, at such other party’s address as set forth above or such other address as either party may specify in writing.  If by mail, delivery shall be deemed effective three (3) business days after mailing in accordance with the above provisions.

The Optionor’s address for notice shall be the address set forth on the first page of this Agreement.

The Company’s address for notice shall be the address set forth on the first page of this Agreement.

B. Counterparts.  This Agreement may be executed by the Parties in one or more counterparts by original or facsimile signature, each of which when so executed and delivered shall be an original and such counterparts shall together constitute the Agreement.

C. Severability.  In the event that any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, void, or unenforceable shall not be affected thereby and shall remain in full force and effect.

D. Entire Agreement.  The Parties hereto agree that the terms and conditions of this Agreement and all exhibits and attachments which are incorporated herein by reference shall supersede and replace any other agreements or arrangements, whether written or oral, heretofore existing among the Parties in respect of the subject matter of this Agreement, including, without limitation, the Letter Agreement, and constitutes the entire agreement between the Optionor and the Company.

E. Titles.  The titles to the respective paragraphs hereof shall not be deemed as part of this Agreement but shall be regarded as having been used for convenience only.

F. Governing Law.  This Agreement shall be subject to the Laws of the State of Nevada, USA.  Any disputes arising under this agreement shall be adjudicated in the Venue of Clark County, Nevada.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by Optionor, and each of them, and the Company as of the day and year first above written.

Optionor:

Martin Garo

Mark See

Randy Lang

David A. Hite

Optionee:
Silver America, Inc.

By: Johannes Petersen
Its: President

Exhibit A

*Keeno Strike Silver Project near Jean, Nevada, USA containing 12 claims and a mill site containing approximately 245 acres

Claim Name	BLM Claim Number	Recording Date	Township	Range	Section
Keeno Strike	NMC 999358	2010-Jan-04	25 South	58 East	14
Keeno Strike - one	NMC 999359	2010-Jan-04	25 South	58 East	14
Keeno Strike - two	NMC 999360	2010-Jan-04	25 South	58 East	14
Keeno Strike - three	NMC 999361	2010-Jan-04	25 South	58 East	14
Keeno Strike – four	NMC 999362	2010-Jan-04	25 South	58 East	14
Keeno Strike – five	NMC 1020893	2010-Feb-22	25 South	58 East	23
Keeno Strike – six	NMC 1020894	2010-Feb-22	25 South	58 East	23
Keeno Strike - seven	NMC 1020895	2010- Feb-22	25 South	58 East	14
Keeno Strike – eight	NMC 1020896	2010- Feb-22	25 South	58 East	14
Keeno Strike – nine	NMC 1020897	2010- Feb-22	25 South	58 East	13
Keeno Strike – ten	NMC 1020898	2010- Feb-22	25 South	58 East	24
Keeno Strike - eleven	NMC 1020899	2010- Feb-22	25 South	58 East	23
Keeno Strike – Mill Site	NMC 1020899	2010- Feb-22	25 South	59 East	17

Exhibit B

Area of Mutual Interest

The Area of Mutual Interest shall encompass any and all mining claims and properties within a 5.0 kilometer perimeter of the Property, including, but not limited to, certain properties within the mines known as: Keeno Strike; Yellow Pine; Monte Cristo; Keeno-Mint Workings; Accident Mine; Porter Mine; Bullion Mine; Ireland Mine; and Houghton Mine.